EXHIBIT 99.2

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000

        May  6, 1996,  Houston, Texas.....Reading  & Bates  Corporation (RB-
  NYSE) announced that BP Exploration has issued a letter of intent for utilization of the fourth-generation semisubmersible HENRY GOODRICH to perform development drilling in the Schiehallion field west of Shetland in the U.K. sector of the North Atlantic. The HENRY GOODRICH is owned by Arcade Drilling AS, a Norwegian company in which Reading & Bates Corporation holds approximately 74% ownership interest. The HENRY GOODRICH is currently drilling for Shell U.K. Limited in the U.K. sector of the North Sea, and a subsidiary of Reading & Bates is expected to take over operation of the unit under a management contract which would begin upon the expected commencement of the Schiehallion development drilling with BP on October 1, 1996. The contract is expected to have a term between 18 and 39 months, with the first 32 months priced at firm day rates. Dayrates are mutually agreed after the first 32 months. The total contract value of the 32 month firm priced period is approximately $129.7 million, with the final 12 months of the 32 month period having a contract value of $51.8 million. These contract value estimates exclude possible gain share incentives which are based on risk/reward performance elements to be mutually agreed.

        The letter of intent follows the previously announced letter of intent issued by BP for the fourth-generation rig PAUL B. LOYD, JR., and thus provides that both the HENRY GOODRICH the PAUL B. LOYD, JR. will be utilized for the Schiehallion development drilling, with anticipated total project duration of 4.5 years.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "As we stated in our earlier release with regard to the commitment by BP for the PAUL B. LOYD, JR., the Schiehallion program is very significant to BP and the offshore drilling and floating production business generally, and we are extremely pleased that Reading & Bates has been selected to execute the demanding Schiehallion development. This award, which is subject to confirmation by Shell that the HENRY GOODRICH will be released to meet the required timing for the Schiehallion development drilling, further expands our relationship with BP as Reading & Bates will have three of the world's most sophisticated deepwater harsh environment vessels working for BP west of Shetland--the fourth-generation semis PAUL
  B. LOYD, JR. and HENRY GOODRICH and the dynamically positioned multiservice semi IOLAIR. Once again, this new project is graphic illustration of the earnings power of our fourth-generation units as the market for their services has tightened and they are utilized in the specific environments for which they were designed."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

                                      ###